Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Wag! Group Co.
San Francisco, CA
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2023, relating to the consolidated financial statements of Wag! Group Co. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO USA, P.C.
Chicago, IL
September 6, 2023
BDO USA, P.A., a Delaware professional service corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.
BDO is the brand name for the BDO network and for each of the BDO Member Firms.